EXHIBIT 99.1

NEWS RELEASE for March 6, 2006 at 7:30 AM EDT

Contact:

Roberta L. Smigel
Clarient, Inc.
(949) 443-3355
www.clarientinc.com/investor

CLARIENT ENTERS INTO AGREEMENT TO SELL EQUIPMENT LEASES, EXTENDS MATURITY DATE OF WORKING CAPITAL FACILITY AND RENEWS RELATIONSHIP WITH GE HEALTHCARE FINANCIAL SERVICES

SAN JUAN CAPISTRANO, Calif. (March 6, 2006) — Clarient , Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, has entered into an agreement to sell $2.3 million of ACIS® (Automated Cellular Imaging System) cost-per-test lease units to Med One Capital, with the option for Med One to purchase additional units worth up to $1 million. Under the agreement, 10 percent of the purchase price will be held in escrow and may be recoverable by Med One to the extent that any units returned to Med One prior to the expiration of the applicable equipment lease are not successfully remarketed.

Clarient has also entered into an agreement to extend the maturity date of its working capital credit facility with Comerica Bank until February 28, 2007.

Additionally, Clarient has received approval for the renewal of a $3 million equipment financing line from GE Healthcare Financial Services. Each draw under the financing agreement is subject to GE’s approval.  This financing line is expected to help fund the expansion of Clarient’s growing diagnostic services operations. The financing renews a partnership that began in 2003 between GE and Clarient.

Ron Andrews, president and CEO of Clarient, said, “Completing the financing transaction with Med One, extending our working capital facility with Comerica Bank and potentially expanding our relationship with GE Healthcare Financial Services’ Life Science Finance team enable~~s~~ us to focus additional capital resources on growing our business and supporting our objectives for 2006.”

About Clarient, Inc.

Clarient provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients. A majority-owned subsidiary of Safeguard Scientifics, Inc., Clarient was formed in 1996 to develop and market the Automated Cellular Imaging System (ACIS). This digital imaging and assessment system allowed pathologists, for the first time, to obtain potentially more reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the

ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the Clarient Diagnostic Services business. This facility and the Clarient team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

Clarient’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using Clarient technology and services. Clarient and ACIS® are registered trademarks of Clarient. For more information, visit www.clarientinc.com.

About Med One Capital

Med One Capital, located in Sandy, Utah, is a privately held financial services company that specializes in providing financial solutions to the healthcare industry. The company which was founded in 1991 currently serves over 1,500 hospitals throughout the United States, Canada and Great Britain.  Med One has developed key partnerships with several medical equipment manufacturers that are prominent in Med One’s market niche.  For more information, visit www.medonecapital.com.

About GE Healthcare Financial Services

GE Healthcare Financial Services is a provider of capital, financial solutions, and related services for the global healthcare market. With over $13 billion of capital committed to the healthcare industry, GE Healthcare Financial Services offers a full range of capabilities from equipment financing and real estate financing to working capital lending, vendor programs, and practice acquisition financing. With its knowledge of all aspects of healthcare from hospitals and long-term care facilities to physicians’ practices and life sciences, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies.  The company participates in expansion financings, corporate carve-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to satisfaction of the conditions to consummation of the agreement with Med One,  whether Med One elects to purchase additional equipment leases under the agreement, whether GE Healthcare Financial Services elects to approve any Company requests for funding under the equipment financing line, the Company’s ability to successfully commence providing diagnostic laboratory services at its new location and to grow its laboratory services business, the Company’s ability to successfully move its other operations to the new facility, the Company’s ability to obtain additional financing on acceptable terms or at all, the Company’s ability to continue to develop and expand its instrument systems business and its diagnostic laboratory services business, the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with DAKO, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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